Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-208285

Pricing Term Sheet

Macy’s, Inc.

December 7, 2015

3.450% Senior Notes due 2021

Issuer:	Macy’s Retail Holdings, Inc.

Guarantor:	Macy’s, Inc.

Size:	$500,000,000.00

Maturity:	January 15, 2021

Coupon:	3.450%

Benchmark Treasury:	1.625% due November 30, 2020

Benchmark Treasury Price and Yield:	99-25;1.671%

Spread to Benchmark Treasury:	180 basis points

Yield to Maturity:	3.471%

Price to Public:	99.899% of face amount

Interest Payment Dates:	January 15 and July 15, commencing on July 15, 2016

Make-Whole Call:	Prior to December 15, 2020, treasury price + 30 basis points

Par Call:	At any time on or after December 15, 2020, at 100% of the principal amount of the senior notes to be redeemed

Trade Date:	December 7, 2015

Settlement Date:	December 10, 2015 (T+3)

CUSIP / ISIN:	55616X AN7 / US55616XAN75

Denominations:	$2,000 x $1,000

Ratings (Moody’s / S&P /Fitch):	Baa2 stable / BBB+ stable / BBB+ stable *

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman, Sachs & Co. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:

Fifth Third Securities, Inc.

PNC Capital Markets LLC

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Mitsubishi UFJ Securities (USA), Inc.

Standard Chartered Bank

Loop Capital Markets LLC

Samuel A. Ramirez & Company, Inc.

The Williams Capital Group, L.P.

*The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, Standard and Poor’s and Fitch Ratings. Each of the security ratings above should be evaluated independently of any other security rating.

Standard Chartered Bank will not effect any offers or sales of any senior notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.